Exhibit 99.2

February 23, 2024

VIA EDGAR

U.S. Securities and Exchange Commission
Division of Corporation Finance

Office of Real Estate and Construction
100 F. Street, N.E.
Washington, D.C. 20549

Re:	Logistic Properties of the Americas
Registration Statement on Form F-4
Request for Waiver and Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

In connection with the filing on the date hereof of Amendment No. 2 to the registration statement on Form F-4 (the “Registration Statement”) of Logistic Properties of the Americas, a foreign private issuer newly formed under the laws of the Cayman Islands (the “Company”) in the context of a proposed business combination of two, a special purpose acquisition company (“SPAC”) with LatAm Logistic Properties, S.A., a company incorporated under the laws of Panama (“Target”), and simultaneous listing in the United States of the Company’s class A ordinary shares, the Company is submitting this letter via EDGAR to the U.S. Securities and Exchange Commission (the “Commission”) to respectfully request a waiver and provide certain representations under Item 8.A.4 of Form 20-F.

The Company has included in the Registration Statement audited financial statements prepared in accordance with IFRS for the years ended December 31, 2022 and 2021. Moreover, the Company has included unaudited financial statements for the three and nine-month periods ended September 30, 2023 and 2022.

In submitting the Registration Statement, the Company is complying with the 15-month requirement, rather than the 12-month requirement, with respect to the last year of audited financial statements. The Company is submitting this representation letter in response to Comment 4 of the letter dated February 2, 2024 from the Commission’s Division of Corporation Finance, Office of Real Estate and Construction and pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

1.	None of the Company or the Target are required by any jurisdiction outside of the United States to issue audited financial statements as of a date not older than 12 months at the time this document is submitted;

2.	Full compliance with the 12-month requirement in Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company;

3.	The Target does not anticipate that its audited financial statements for the year ended December 31, 2023, will be available until March 31, 2024; and

4.	In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months.

The Company is submitting this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

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If you have any questions, please do not hesitate to reach out to our counsel, Michael L. Fitzgerald, of Baker & McKenzie LLP at (212) 626-4460.

Sincerely,

/s/ Esteban Saldarriaga
Esteban Saldarriaga
Chief Executive Officer
LatAm Logistic Properties, S.A.

Cc:	Joshua N. Englard
Partner
Ellenoff Grossman & Schole LLP

Michael L. Fitzgerald
Partner
Baker & McKenzie LLP

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